Exhibit 10.3

JEFFERIES FINANCE LLC 520 MADISON AVENUE NEW YORK, NY 10022	ROYAL BANK OF CANADA ONE LIBERTY PLAZA NEW YORK, NY 10006-1404

CONFIDENTIAL

January 10, 2011

iGate Corporation

6528 Kaiser Drive

Fremont, California 94555

Attention: Mr. Sujit Sircar, Chief Financial Officer

Project Pluto

Commitment Letter

Ladies and Gentlemen:

You have advised Jefferies Finance LLC (“Jefferies Finance”) and Royal Bank of Canada (“Royal Bank”) (the “Commitment Banks”) and Jefferies Finance and RBC Capital Markets1 (the “Joint Lead Arrangers”; and the Joint Lead Arrangers together with the Commitment Banks, the “Agents”, “we” or “us”) that iGate Corporation (“you” the “Company”) intends to acquire directly or indirectly (the “Acquisition”) approximately 61.9% of the capital stock of a company previously identified to us as “Pluto” (the “Target”) pursuant to the Purchase Agreement (as defined below) and to make a mandatory tender offer for additional shares of Target in compliance with applicable law (the “Subsequent Share Purchases”), and to consummate the other transactions described herein (the “Transactions”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in either the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Senior Term Sheet”) or the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Bridge Term Sheet”, and together with the Senior Term Sheet, the “Term Sheets”).

You have further advised each of the Agents that, in connection therewith, it is intended that the financing for the Transactions and for the general corporate purposes of the Company will include (i) a $50 million revolving credit facility (the “Revolving Credit Facility”) described in the Senior Term Sheet, and (ii) either (x) up to $700 million in aggregate principal amount of senior unsecured notes (the “Notes”) in a Rule 144A or other private placement or (y) if the Notes are not issued on or prior to the Closing Date (as defined below), up to $700 million of senior unsecured increasing rate loans (the “Bridge Loans”) under a credit facility (the “Bridge Facility”, and together with the Revolving Credit Facility, the “Credit Facilities”) described in the Bridge Term Sheet.

[1]	RBC Capital Markets is a brand name for the investment banking activities of Royal Bank of Canada.

In connection with the foregoing, each of the Commitment Banks is pleased to advise you of its commitments to, severally and not jointly, provide 50%, of each of the Credit Facilities upon the terms and subject to the conditions set forth or referred to in this commitment letter (including the Term Sheets and other attachments hereto (including Exhibit C hereto), this “Commitment Letter”).

It is agreed that the Joint Lead Arrangers will act as the joint lead arrangers and bookrunners for the Credit Facilities (with Jefferies Finance holding the physical books and having top left lead placement in any marketing materials used in connection with the Credit Facilities); that Jefferies Finance will act as administrative agent for each of the Credit Facilities (in such capacity, the “Administrative Agent”); and that Royal Bank will act as syndication agent for each of the Credit Facilities. No compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid to any Lender (as defined below) in connection with the Credit Facilities unless you and the Agents shall so agree.

The Joint Lead Arrangers reserve the right, prior to or after the execution of definitive documentation for the Credit Facilities, to syndicate all or a portion of the Agents’ commitments hereunder to a group of banks, financial institutions and other lenders (together with the Agents, the “Lenders”) identified by the Agents in consultation with you and reasonably acceptable to them and you (your consent not to be unreasonably withheld or delayed); provided that, notwithstanding each Joint Lead Arranger’s right to syndicate the Credit Facilities and receive commitments with respect thereto, no Agent may assign all or any portion of its commitments hereunder prior to the date of the consummation of the Acquisition using any financing provided or arranged by the Committing Banks or any of their affiliates (the “Closing Date”) and, unless the Company agrees in writing, each Agent shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, modifications and amendments, until the Closing Date has occurred. Without limiting your obligations to assist with syndication efforts as set forth below, it is understood that the Agents’ commitments hereunder are not subject to syndication of the Credit Facilities or the procurement of the ratings described in clause (d) of the immediately succeeding sentence. The Joint Lead Arrangers intend to commence syndication efforts promptly upon the execution of this Commitment Letter and as part of their syndication efforts, it is their intent to have Lenders commit to the Credit Facilities prior to the Closing Date. You agree actively to assist the Joint Lead Arrangers in completing a timely syndication that is reasonably satisfactory to them and you. Such assistance shall include, without limitation, (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships and the existing lending and investment banking relationships of Apax Partners, L.P. (the “Sponsor”), (b) direct contact between senior management, representatives and your advisors, on the one hand, and the proposed Lenders, on the other hand at times mutually agreed upon, (c) assistance by you in the preparation of customary Confidential Information Memoranda for each of the Credit Facilities and other marketing materials to be used in connection with the syndications, including causing such Confidential Information Memoranda to conform to market standards as reasonably determined by the Joint Lead Arrangers (and all of which shall be in form and substance reasonably satisfactory to the

2

Agents) and, at the request of the Joint Lead Arrangers, the preparation of versions of the Confidential Information Memoranda that do not contain material non-public information concerning the Company, its affiliates or their securities for purposes of United States federal and state securities laws, (d) using your commercially reasonable efforts to procure corporate ratings for the Company and ratings for each of the Credit Facilities and the Notes from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) prior to the launch of syndication and (e) the hosting, with the Joint Lead Arrangers, of one or more meetings of prospective Lenders at times mutually agreed upon.

The Joint Lead Arrangers will, in consultation with you, manage all aspects of any syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Joint Lead Arrangers in their syndication efforts, you agree promptly to prepare and provide (and to use commercially reasonable efforts to cause the Sponsor to provide) to the Joint Lead Arrangers all customary information with respect to you, the Target and each of your and the Target’s respective subsidiaries, the Transactions and the other transactions contemplated hereby, including all financial information and projections (including financial estimates, forecasts and other forward-looking information, the “Projections”), as the Joint Lead Arrangers may reasonably request. You hereby represent and covenant that (a) all written information and written data concerning you and your subsidiaries and, to the best of your knowledge, the Target and its subsidiaries other than the Projections and information of a general economic or general industry nature (the “Information”) that has been or will be made available to the Agents by you or any of your representatives, taken as a whole, is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements thereto) and (b) the Projections that have been or will be made available to the Agents by you or any of your representatives have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made and at the time the related Projections are made available to the Agents. You agree that if at any time prior to the closing of the Credit Facilities any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations will be correct in all material respects under those circumstances. You further agree that, upon the request of the Agents, at any time following the closing of the Credit Facilities, but prior to the earlier of (i) a successful syndication and (ii) 90 days after the Closing Date, you will promptly supplement the Information and Projections to the extent required such that the representations in the second preceding sentence would be correct in all material respect if the Information and Projections were being furnished, and such representations were being made, at such time. In arranging and syndicating the Credit Facilities, the Joint Lead Arrangers will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof.

3

As consideration for the commitments of the Agents hereunder and their agreement to perform the services described herein, you agree to pay the fees set forth in this Commitment Letter and in the Fee Letter dated the date hereof and delivered herewith with respect to the Credit Facilities (the “Fee Letter”). Once paid, such fees shall not be refundable under any circumstances, except as otherwise contemplated by the Fee Letter.

The commitments of the Agents hereunder and their agreement to perform the services described herein are subject to the conditions set forth or referred to in the Term Sheets and the other exhibits hereto. It is understood and agreed that (a) prior to and during the syndication of the Bridge Facility, there shall be no competing issues of debt securities or competing syndications of commercial bank or other credit facilities of you or any of your or its subsidiaries (excluding, for the avoidance of doubt, the Target and its subsidiaries) being offered, placed or arranged (other than the Credit Facilities and the Notes), (b) upon the request of the Company, the Committing Banks will fund the Bridge Loans so long as the conditions referenced in the prior sentence have been satisfied or waived and (c) the commitments of the Committing Banks hereunder the Bridge Loans are not subject to a “pre-marketing” condition.

In addition, the commitments of the Agents hereunder are subject to the negotiation, execution and delivery of definitive documentation with respect to the Revolving Credit Facility (the “Revolving Credit Facility Documentation”), and the Bridge Facility (the “Bridge Facility Documentation”, and together with the Revolving Credit Facility Documentation, the “Credit Documentation”) reasonably satisfactory to them and you, which shall be consistent with the Term Sheets and consistent with Sponsor Precedent (as defined below) but taking into account current similar transactions; provided that, notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations relating to the Company, the Target, its subsidiaries and their businesses the making of which shall be a condition to availability of the Credit Facilities on the Closing Date shall be (A) such of the representations made with respect to the Target in each of the Share Purchase Agreements, each dated January 10, 2011, pursuant to which the Acquisition is to be consummated (together with all exhibits and schedules thereto, collectively, the “Purchase Agreement”) as are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations (or refuse to consummate the Acquisition) under the Purchase Agreement as a result of a breach of such representations in the Purchase Agreement and (B) the Specified Representations (as defined below) and (ii) the terms of the Credit Documentation shall be in a form such that they do not impair availability of the Credit Facilities on the Closing Date if the conditions set forth herein, in the Term Sheets and in Exhibit C are satisfied. Those matters that are not covered by or made clear under the provisions of this Commitment Letter are subject to the approval and agreement of the Agents and you; provided that such approvals and agreements shall be in a manner that is consistent with the Term Sheets and consistent with Sponsor Precedent but taking into account current similar transactions. For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Term Sheets relating to legal existence; corporate power and authority; the due authorization, execution, delivery and enforceability of the Credit Documentation; no conflict with organizational documents; the consolidated solvency of the Company and its subsidiaries; Federal Reserve margin regulations; the Investment Company Act; and the status of the Credit Facilities and the guaranties thereof as senior debt. As used herein and in the Term Sheets, “Sponsor Precedent” means leveraged

4

finance transactions led by the Sponsor, with such changes that reflect the terms of the Term Sheets and as are necessary to take into account the specific nature of the business of the Company, the jurisdiction of operations of the Company and the structure of the Transactions. The provisions of this paragraph are referred to as the “Certain Funds Provisions”

You agree (a) to indemnify and hold harmless each of the Agents and their respective affiliates and controlling persons and the respective officers, directors, employees, agents, members and successors and assigns of each of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter (including the Term Sheets), the Fee Letter, the Transactions, the Credit Facilities or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether brought by or against any person or whether any such Indemnified Person is a party thereto, and to reimburse each such Indemnified Person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses (i) to the extent they have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of the officers, directors, employees, agents or members of any of the foregoing, (ii) arising from a material breach of the obligations of such Indemnified Person under this Commitment Letter or the Credit Documentation or (iii) arising out of or in connection with any claim, litigation, investigation or proceeding that does not involve an act or omission of you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person (provided that the Agents and the Administrative Agent shall remain indemnified in such cases to the extent acting in such capacities so long as otherwise entitled to indemnification under this paragraph), and (b) to reimburse the Agents and each Indemnified Person from time to time, upon presentation of a summary statement, for all reasonable out-of-pocket expenses (including but not limited to expenses of the Agents’ due diligence investigation, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of a single counsel to the Agents and of a single local counsel to the Agents in each relevant jurisdiction), in each case incurred in connection with the Credit Facilities and the preparation of this Commitment Letter, the Fee Letter, the definitive documentation for the Credit Facilities (collectively, the “Expenses”); provided that you shall not be required to reimburse any of the Expenses in the event the Closing Date does not occur. Notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall be liable for (i) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of the officers, directors, employees, agents or members of any of the foregoing or (ii) any indirect, special, punitive or consequential damages in connection with its activities related to the Credit Facilities.

You acknowledge that each Agent may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests (other than with respect to the transactions described herein). We will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you to other companies. You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.

5

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and the Agents is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether any Agent has advised or is advising you on other matters, (b) the Agents, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of any Agent, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that the Agents are engaged in a broad range of transactions that may involve interests that differ from your interests and that no Agent has an obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship and (e) you waive, to the fullest extent permitted by law, any claims you may have against the Agents or their respective affiliates for breach of fiduciary duty or alleged breach of fiduciary duty and agree that the Agents and their respective affiliates shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

You further acknowledge that each of the Agents (together with its respective affiliates) is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each Agent (together with its respective affiliates) may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Target and its subsidiaries and other companies with which you, the Sponsor or the Target or its subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Agent (or its respective affiliates) or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion. You hereby waive, to the fullest extent permitted by law, any claims you may have against the Agents or their respective affiliates for any conflict of interest arising from such transactions, activities, investments or holdings, or arising from the failure of such Agent or any of its affiliates to bring such transactions, activities, investments or holdings to your attention

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto without the prior written consent of each other party hereto (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons) and is not intended to create a fiduciary relationship among the parties hereto. Any and all obligations of, and services to be provided by, the Agents hereunder (including, without limitation, their commitments) may be performed and any and all rights of the Agents hereunder may be exercised by or through any of their affiliates or branches (provided that the relevant Agent shall remain ultimately liable for the performance of such obligations and services). This

6

Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Agents and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or by “.pdf” electronic transmission shall be effective as delivery of a manually executed counterpart hereof. You acknowledge that information and documents relating to the Credit Facilities may be transmitted through SyndTrak, Intralinks, the internet, e-mail, or similar electronic transmission systems, and, notwithstanding anything herein to the contrary, that each Agent shall not be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such manner unless resulting from such Agent’s gross negligence, bad faith or willful misconduct. This Commitment Letter and, together with the Fee Letter, supersedes all prior understandings, whether written or oral, among us with respect to the Credit Facilities and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any New York State or in any such Federal court and (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

This Commitment Letter is delivered to you on the understanding that none of the Fee Letter and its terms or substance, or, prior to your acceptance hereof, this Commitment Letter and its terms or substance, or the activities of the Agents pursuant hereto or to the Fee Letter shall be disclosed, directly or indirectly, to any other person or entity (including other lenders, underwriters, placement agents, advisors or any similar persons) except (a) to the Sponsor and to your and their officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, (b) if the Agents consent to such proposed disclosure or (c) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the reasonable advice of your legal counsel; provided that you may disclose this Commitment Letter

7

and a customarily redacted version of the contents of the Fee Letter (with such redaction to be reasonably satisfactory to us) and the contents hereof (i) to the Target and the other parties to the Purchase Agreement and their respective officers, directors, employees, attorneys, accountants and advisors, on a confidential and need-to-know basis and (ii) in any prospectus or other offering memorandum related to the Notes.

The Agents and their affiliates will use all confidential information provided to them or such affiliates by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent the Agents from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Agents, to the extent permitted by law, agree to use commercially reasonable efforts to inform you promptly thereof), (b) upon the request or demand of any regulatory authority having jurisdiction over the Agents or any of their affiliates, (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Agents or any of their affiliates, (d) to the extent that such information is received by the Agents from a third party that is not to the Agents’ knowledge subject to confidentiality obligations to the Company, (e) to the extent that such information is independently developed by the Agents, (f) to the Agents’ affiliates and their employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such information, (g) to potential Lenders, participants or assignees who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) or (h) for purposes of establishing a “due diligence” defense. The Agents’ obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Credit Documentation upon the initial funding thereunder.

The indemnification, confidentiality, jurisdiction, venue, governing law and waiver of jury trial provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Agents’ commitments hereunder and our agreements to provide the services described herein; provided that your obligations under this Commitment Letter, other than those relating to confidentiality and to the syndication of the Credit Facilities, shall automatically terminate and be superseded by the definitive documentation relating to the Credit Facilities upon the initial funding thereunder, and you shall be released from all liability in connection therewith at such time.

We hereby notify you that pursuant to the requirements of the U.S.A. Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), each of the Agents and each other Lender is required to obtain, verify and record information that identifies the Company, which information includes the name, address, tax identification number and other information regarding the Company that will allow any of the Agents or such Lender to identify the Company in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Agents and each Lender.

8

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Agents executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on January 11, 2011. The Agents’ respective commitments hereunder and agreements contained herein will expire at such time in the event that the Agents have not received such executed counterparts in accordance with the immediately preceding sentence. In the event that the initial borrowing in respect of the Bridge Facility does not occur on or before the date which is 270 days following the earlier of (x) the execution of the Purchase Agreement and (y) your execution of this Commitment Letter, or if the Purchase Agreement has been irrevocably terminated, then this Commitment Letter and the commitments and undertakings of each of the Agents hereunder shall automatically terminate unless each of them shall, in their discretion, agree to an extension.

9

The Agents are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

JEFFERIES FINANCE LLC

By	/s/ E. Joseph Hess
Name: E. Joseph Hess
Title: Managing Director

[Project Pluto Commitment Letter Signature]

ROYAL BANK OF CANADA

By	/s/ James S. Wolfe
Name: James S. Wolfe
Title: Managing Director

[SIGNATURE PAGE TO COMMITMENT LETTER]

Accepted and agreed to as of the date first above written:

iGATE CORPORATION

By	/s/ Sujit Sircar

Name: Sujit Sircar
Title: Chief Financial Officer

[SIGNATURE PAGE TO COMMITMENT LETTER]

EXHIBIT A

Project Pluto

Revolving Credit Facility

Summary of Principal Terms and Conditions2

Borrower:	iGate Corporation.

Administrative Agent and Collateral Agent:	Jefferies Finance LLC (“Jefferies Finance”) or one of its affiliates will act as sole administrative agent (in such capacities, the “Administrative Agent”) for a syndicate of banks, financial institutions and other entities reasonably acceptable to the Borrower with respect to the Revolving Credit Facility (together with the Commitment Banks, the “Lenders”), and will perform the duties customarily associated with such roles.

Lead Arrangers and Bookrunners:	Jefferies Finance and RBC Capital Markets will act as joint lead arrangers and bookrunners for the Revolving Credit Facility (the “Joint Lead Arrangers”), and will perform the duties customarily associated with such roles.

Syndication Agent:	Royal Bank of Canada.

Documentation Agent:	A financial institution to be designated by the Borrower and reasonably acceptable to the Joint Lead Arrangers.

Revolving Credit Facility:	A revolving credit facility (the “Revolving Facility”) in an aggregate principal amount equal to $50 million. The loans under the Revolving Facility, together with (unless the context otherwise requires) the swingline borrowings referred to below, are collectively referred to as “Revolving Loans”. Revolving Loans will be available to the Borrower in US dollars, with a sublimit of $15,000,000 for Canadian dollars.

Swingline Loans:	In connection with the Revolving Facility, one of the Joint Lead Arrangers or one of their affiliates to be selected (in such capacity, the “Swingline Lender”) will make available to the Borrower a swingline facility under which the Borrower may make short-term borrowings in dollars upon same-day notice (in minimum amounts to be mutually agreed upon and

[2]	All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Term Sheet is attached, including Exhibit A thereto.

integral multiples to be agreed upon) of up to an amount to be agreed. Except for purposes of calculating the commitment fee described below, any such swingline borrowings will reduce availability under the Revolving Facility on a dollar-for-dollar basis.

Upon notice from the Swingline Lender, the Lenders will be unconditionally obligated to purchase participations in any swingline loan pro rata based upon their commitments under the Revolving Facility.

If any Lender becomes a “defaulting Lender”, then the swingline exposure of such defaulting Lender will automatically be reallocated among the non-defaulting Lenders pro rata in accordance with their commitments under the Revolving Facility up to an amount such that the revolving credit exposure of such non-defaulting Lender does not exceed its commitments. In the event such reallocation does not fully cover the exposure of such defaulting Lender, the Swingline Lender may require the Borrower to repay such “uncovered” exposure in respect of the swingline loans.

Purpose:	The letters of credit and proceeds of Revolving Loans will be used by the Borrower and its subsidiaries for working capital and other general corporate purposes.

Availability:	The Revolving Facility (including letters of credit) will be made available at any time prior to the final maturity of the Revolving Facility, in minimum principal amounts to be agreed upon. Amounts repaid under the Revolving Facility may be reborrowed.

Until the Administrative Agent shall have received a perfected security interest in 65% of the voting stock of iGate Global Solutions Limited, availability under the Revolving Facility shall be subject to compliance with a borrowing base (the “Borrowing Base”) comprised of 75% of the Eligible Receivables (to be defined) of the Borrower and the Guarantors (but to exclude, in any event, receivables that are past due by more than 120 days).

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	With respect to overdue principal, the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), the interest rate applicable to ABR loans (as defined in Annex I) plus 2.00% per annum and in each case, shall be payable on demand.

Letters of Credit:	An aggregate amount to be agreed upon of the Revolving Facility will be available to the Borrower for the purpose of issuing letters of credit denominated in US dollars or Canadian dollars. Letters of credit under the Revolving Facility will be issued by one of the Joint Lead Arrangers or one of their affiliates to be selectd and/or other Lenders reasonably acceptable to the Borrower and the Administrative Agent (each an “Issuing Bank”). Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance and (b) the fifth business day prior to the final maturity of the Revolving Facility; provided that any letter of credit may provide for renewal thereof for additional periods of up to 12 months (which in no event shall extend beyond the date referred to in clause (b) above). The face amount of any outstanding letter of credit (and, without duplication, any unpaid drawing in respect thereof) will reduce availability under the Revolving Facility on a dollar-for-dollar basis.

Drawings under any letter of credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of loans under the Revolving Facility) within one business day after notice of such drawing is received by the Borrower from the relevant Issuing Bank. The Lenders will be irrevocably and unconditionally obligated to acquire participations in each letter of credit, pro rata in accordance with their commitments under the Revolving Facility, and to fund such participations in the event the Borrower does not reimburse an Issuing Bank for drawings within the time period specified above.

If any Lender becomes a “defaulting Lender”, then the letter of credit exposure of such defaulting Lender will automatically be reallocated among the non-defaulting Lenders pro rata in accordance with their commitments under the Revolving Facility up to an amount such that the revolving credit exposure of such non-defaulting Lender does not exceed its commitments. In the event that such reallocation does not fully cover the exposure of such defaulting Lender, the applicable Issuing Bank may require the Borrower to cash collateralize such “uncovered” exposure in respect of each outstanding letter of credit.

Final Maturity:	The Revolving Facility will mature, and lending commitments thereunder will terminate, on the date that is four and one half years after the Closing Date.

Guarantees:	All obligations of the Borrower (the “Borrower Obligations”) under the Revolving Facility will be unconditionally guaranteed jointly and severally (the “Guarantees”) by each existing and subsequently acquired or organized direct or indirect wholly-owned domestic restricted subsidiary of the Borrower, other than any domestic subsidiary of a foreign subsidiary (the “Guarantors”), provided that Guarantors shall not include (a) unrestricted subsidiaries, (b) immaterial subsidiaries and (c) any subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date from guaranteeing the Revolving Facility or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee unless such consent, approval, license or authorization has been received.

Notwithstanding the foregoing, subsidiaries may be excluded from the guarantee requirements in circumstances where the Borrower and the Administrative Agent reasonably agree that the cost of providing such a guarantee is excessive in relation to the value afforded thereby.

Security:	Subject to the limitations set forth below in this section, the Borrower Obligations and the Guarantees thereof will be secured by substantially all of the present and after-acquired assets of the Borrower and each Guarantor (collectively, the “Collateral”), including but not limited to: (a) a perfected pledge of all the capital stock directly held by the Borrower or any Guarantor in any material wholly-owned subsidiary (which pledge, in the case of the capital stock of any foreign subsidiary of a U.S. entity or of a U.S. entity that holds capital stock of a foreign subsidiary and is a disregarded entity for U.S. federal income tax purposes, shall be limited to 65% of the voting stock of such foreign subsidiary or such U.S. entity, as the case may be) and (c) perfected security interests in, and mortgages on, substantially all other tangible and intangible assets of the Borrower and each Guarantor (including, subject to the following paragraph, accounts receivable, inventory, equipment, general intangibles, investment property, intellectual property, material fee-owned real property, intercompany notes and proceeds of the foregoing).

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) fee owned real properties with a value of less than an amount to be agreed (with any required mortgages being permitted to be delivered post-closing) and all leasehold interests, (ii) motor vehicles and other assets subject to certificates of title, letter of credit rights and commercial tort claims, (iii) assets specifically requiring perfection through control agreements (i.e., cash, deposit accounts or other bank or securities accounts, etc.), (iv) those assets over which the granting of security interests in such assets would be prohibited by contract, applicable law or regulation (provided that the Borrower shall use commercially reasonable efforts to obtain such consents in respect of the pledge of the shares of iGate Global Solutions Limited) or the organizational documents of any non-wholly owned subsidiary (including permitted liens, leases and licenses), or to the extent that such security interests would result in adverse tax or accounting consequences as determined by the Borrower, (v) those assets as to which the Administrative Agent and the Borrower agree that the costs of obtaining such a security interest or perfection thereof are excessive in relation to the value to the Lenders of the security to be afforded thereby and (vi) other exceptions to be mutually agreed upon or that are usual and customary for facilities of this type consistent with Sponsor Precedent but take into account current similar transactions.

Mandatory Prepayments:	None.

Voluntary Prepayments and Reductions in Commitments:	Voluntary reductions of the unutilized portion of the Revolving Facility commitments and voluntary prepayments of borrowings under the Revolving Facility will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty (except as provided below), subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.

Documentation:	The definitive documentation for the Revolving Facility (the “Revolver Documentation”) will based on, and be substantially consistent with the Sophos Credit Agreement, and related guarantee agreements executed and/or delivered in connection therewith, with such changes as are necessary to take into account the specific nature of the business of the Company and will contain only those conditions to borrowing, representations, warranties, covenants and events of default expressly set forth in this Term Sheet, together with other customary loan document provisions.

Representations and Warranties:	Limited to the following (to be applicable to the Borrower and its restricted subsidiaries only): organizational status and good standing; power and authority, qualification, execution, delivery and enforceability of Revolver Documentation; with respect to Revolver Documentation, no violation of, or conflict with, law, organizational documents or agreements; compliance with law; litigation; margin regulations; governmental approvals; Investment Company Act; accurate and complete disclosure; accuracy of historical financial statements; no material adverse change (after the Closing Date); taxes; ERISA; subsidiaries; intellectual property; environmental laws; use of proceeds; ownership of properties; consolidated Closing Date solvency of the Borrower and its subsidiaries; and status of the Revolving Facility as senior debt and designated senior debt, subject, in the case of each of the foregoing representations and warranties, to customary qualifications and limitations for materiality to be provided in the Revolver Documentation and consistent with the Sophos Credit Agreement.

Conditions to Initial Borrowing:	The availability of the initial borrowing and other extensions of credit under the Revolving Facility on the Closing Date will be subject solely to the applicable conditions set forth in the “Conditions to All Borrowings” section below and in Exhibit C to the Commitment Letter.

Conditions to All Borrowings:	The making of each extension of credit under the Revolving Facility shall be conditioned upon (a) delivery of a customary borrowing notice, (b) the accuracy of representations and warranties in all material respects (subject, on the Closing Date, to the Certain Funds Provisions) and (c) after the Closing Date, the absence of defaults or events of default at the time of, or after giving effect to the making of, such extension of credit.

Affirmative Covenants:	Limited to the following (to be applicable to the Borrower and its restricted subsidiaries only): delivery of annual audited and quarterly unaudited financial statements, annual budgets, accountants’ letters, officers certificates, quarterly receivables reports and other information reasonably requested by the Administrative Agent; notices of defaults and litigation; inspections (subject to frequency (so long as there is no ongoing event of default) and cost reimbursement limitations); maintenance of property (subject to casualty, condemnation and normal wear and tear) and customary insurance; maintenance of existence and corporate franchises, rights, licenses and privileges; maintenance and inspection of books and records; payment of taxes and similar claims; compliance with laws and regulations (including ERISA, environmental and PATRIOT Act); additional security and Guarantors (subject to limitations set forth above); use of proceeds; and changes in lines of business, subject, in the case of each of the foregoing covenants, to exceptions and qualifications to be provided in the Revolver Documentation.

Negative Covenants:

Limited to the following (to be applicable to the Borrower and its restricted subsidiaries) limitations on:

a)      the incurrence of debt;

b)      liens (which shall permit liens on cash or cash equivalents to secure any put/call or similar arrangements with any institution (a “Designated Institution”) with which the Borrower or any of its subsidiaries enters in connection with any Sale of Target Shares required to be made to prevent the Target from being delisted (a “Required Sale”);

c)      fundamental changes;

d)      asset sales (including sales of capital stock of restricted subsidiaries) and sale leasebacks (which, in each case, shall permit any Required Sales);

e)      restricted payments (which shall permit the Borrower or any of its subsidiaries to hold promissory notes from Designated Institutions in connection with any Required Sales); and

f)      transactions with affiliates.

The negative covenants will be incurrence-based covenants that will correspond to the covenants in the Notes.

Financial Covenant:

Consolidated Total Leverage Ratio (to be defined in a manner consistent with Sponsor Precedent), to be tested quarterly with levels to be set with a cushion to EBITDA of 35% above the agreed Company’s model for the first two years following the Closing Date, with levels thereafter to be agreed, but in no event to be less than 35% above the agreed Company’s model.

The Consolidated Total Leverage Ratio shall apply at the end of any period of four consecutive fiscal quarters when the sum of the outstanding loans under the Revolving Facility and the face amount of all letters of credit issued under the Revolving Facility at such time (collectively, the “Total Outstandings”) exceeds the Borrowing Base at such time, and shall cease to apply when Total Outstandings have been below the Borrowing Base for 30 consecutive days. If the Borrower is not in compliance with the required Consolidated Total Leverage Ratio at any prescribed time, the Borrower will have a number of days to be agreed in excess of 30 days in which to regain compliance as described above. During such period there will be no Event of Default as a result of the failure to be in compliance with the foregoing financial covenant.

Unrestricted Subsidiaries:	The Revolver Documentation will contain provisions pursuant to which, subject to limitations on loans, advances, guarantees and other investments in, unrestricted subsidiaries, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary so long as, after giving effect to any such designation or re-designation, no default or event of default shall be continuing; provided that no restricted subsidiary can be designated an unrestricted subsidiary if it was previously an unrestricted subsidiary. Unrestricted subsidiaries will not be subject to the representation and warranties, affirmative or negative covenant or event of default provisions of the Revolver Documentation and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining compliance with the ratios contained in the Revolver Documentation.

Events of Default:	Limited to the following (to be applicable to the Borrower and its restricted subsidiaries only): nonpayment of principal when due; nonpayment of interest or other amounts after a customary five business day grace period; violation of covenants (subject, in the case of certain of such covenants, to a thirty day grace period); incorrectness of representations and warranties in any material respect; cross default and cross acceleration to material indebtedness; bankruptcy or other insolvency events of the Borrower or its material subsidiaries (with a customary grace period for involuntary events); material monetary judgments; ERISA events; actual or asserted invalidity of security in material Collateral or material guarantees; and change of control.

Voting:	Amendments and waivers of the Revolver Documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Revolving Facility, except that (i) the consent of each Lender directly and adversely affected thereby shall be required with respect to: (A) increases in the commitment of such Lender, (B) reductions of principal, interest or fees and (C) extensions of final maturity, (ii) the consent of 100% of the Lenders will be required with respect to (A) modifications to any of the voting percentages and (B) releases of all or substantially all the Collateral or Guarantors, and (iii) customary protections for the Administrative Agent, the Swingline Lender and the Issuing Banks will be provided.

The Revolver Documentation shall contain customary provisions for replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as Lenders under the relevant facilities holding at least 50% of the aggregate amount of the loans and commitments under the Revolving Facility shall have consented thereto.

Cost and Yield Protection:	The Revolver Documentation will include customary tax gross-up, cost and yield protection provisions. The obligation of the Borrower and the Guarantors to gross up for and/or to indemnify Lenders for taxes imposed on payments will be subject to the customary mitigation requirements and other exceptions, including the requirement to provide applicable tax related documentation.

Assignments and Participations:

The Lenders will be permitted to assign loans and/or commitments under the Revolving Facility with the consent of the Borrower and the Administrative Agent (in each case not to be unreasonably withheld or delayed); provided that no consent of the Borrower shall be required (i) after the occurrence and during the continuance of a payment or bankruptcy Event of Default or (ii) if such assignment is an assignment to another Lender, an affiliate of a Lender or an approved fund.

Each assignment (other than to another Lender, an affiliate of a Lender or an approved fund) will be in an amount of an integral multiple of $2,500,000 (or lesser amounts, if agreed between the Borrower and the Administrative Agent) or, if less, all of such Lender’s remaining loans and commitments of the applicable class. Assignments will be by novation. The Administrative Agent shall receive a processing and recordation fee of $3,500 for each assignment (it being understood that such recordation fee shall not apply to any assignments by any of the Initial Lenders or any of their affiliates).

The Lenders will be permitted to sell participations in loans and commitments without restriction in accordance with applicable law. Voting rights of participants shall be limited to matters set forth under “Voting” above with respect to which the unanimous vote of all Lenders (or all directly and adversely affected Lenders, if the participant is directly and adversely affected) would be required.

Expenses and Indemnification:

The Borrower shall pay, if the Closing Date occurs, all reasonable and documented or invoiced out-of-pocket costs and expenses of the Administrative Agent and the Commitment Parties (without duplication) associated with the syndication of the Revolving Facility and the preparation, execution and delivery, administration, amendment, modification, waiver and/or enforcement of the Revolver Documentation (including the reasonable fees, disbursements and other charges of counsel identified herein or otherwise retained with the Borrower’s consent (such consent not to be unreasonably withheld or delayed)).

The Borrower will indemnify the Administrative Agent, the Commitment Parties, the Lenders and their affiliates, and the officers, directors, employees, advisors, agents and other representatives of the foregoing, and hold them harmless from and against all losses, claims, damages, liabilities and reasonable and documented or invoiced out-of-pocket fees and expenses (including reasonable fees, disbursements and other charges of one counsel for all indemnified parties and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all indemnified parties (and, in the case of an actual or perceived conflict of interest, where the indemnified person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected indemnified person)) of any such indemnified person arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such indemnified person is a party thereto and whether or not such proceedings are brought by the Borrower, its equity holders, its affiliates, creditors or any other third person) that relates to the Transactions, including the financing contemplated hereby; provided that no indemnified person will be indemnified for any loss, claim, damage, liability, cost or expense to the extent it has resulted from (i) the gross negligence or willful misconduct of such person or any of its affiliates or controlling persons or any of the officers, directors, employees, agents, advisors, or members of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a breach by any such person or one of its affiliates or (iii) disputes between and among indemnified persons.

Governing Law and Forum:	New York.

Counsel to the Administrative Agent and the Joint Lead Arrangers:	Shearman & Sterling LLP (together with appropriate local counsel).

ANNEX I to

EXHIBIT A

Interest Rates:	Initially, the interest rates under the Revolving Facility will be as follows:

At the option of the Borrower, Adjusted LIBOR plus 4.50% or ABR plus 3.50%.

With respect to swingline borrowings, ABR or an overnight sterling or euro rate to be agreed, as applicable, plus 3.50%.

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed by all Lenders, 9 or 12 months) for Adjusted LIBOR or Adjusted EURIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans).

Interest shall be payable in arrears (a) for loans accruing interest at a rate based on Adjusted LIBOR or Adjusted EURIBOR, at the end of each interest period and, for interest periods of greater than 3 months, every three months, and on the applicable maturity date and (b) for loans accruing interest based on the ABR, quarterly in arrears and on the applicable maturity date.

ABR is the Alternate Base Rate, which is the highest of (i) the prime commercial lending rate published by the Wall Street Journal as the “prime rate”, (ii) the Federal Funds Effective Rate plus 1/2 of 1.0% and (iii) the one-month Adjusted LIBOR rate plus 1.0% per annum.

Adjusted LIBOR is the London interbank offered rate for dollars, adjusted for statutory reserve requirements.

Letter of Credit Fee:	A per annum fee equal to the spread over Adjusted LIBOR under the Revolving Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the respective letter of credit, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Lenders pro rata in accordance with the amount of each such Lender’s Revolving Facility commitment, with exceptions for defaulting Lenders. In addition, the Borrower shall pay to each Issuing Bank, for its own account, (a) a fronting fee equal to 0.25% per annum upon of the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Annex I to Exhibit A- 1

ANNEX I to

EXHIBIT A

Commitment Fees:	The Borrower shall pay a commitment fee of 0.75% per annum on the average daily unused portion of the Revolving Facility, payable quarterly in arrears commencing from the Closing Date, calculated based upon the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Lenders pro rata in accordance with the amount of each such Lender’s Revolving Facility commitment, with exceptions for defaulting Lenders.

Annex I to Exhibit A- 2

CONFIDENTIAL	EXHIBIT B

Project Pluto

$700,000,000 Senior Unsecured Increasing Rate Bridge Loans

Summary of Principal Terms and Conditions3

Borrower:	iGate Corporation.

Bridge Loans:	Senior Unsecured Increasing Rate Bridge Loans (the “Bridge Loans”).

Uses of Proceeds:	The proceeds of the Bridge Loans will be used by the Borrower to pay a portion of the consideration for the Acquisition and the Subsequent Share Purchases and costs and expenses related to the Transactions.

Principal Amount:	$700 million. The foregoing amount shall be reduced to $596 million in the event that no Subsequent Share Purchases are required. To the extent of any Subsequent Share Purchases between 0% and 20% of the outstanding Target shares, the principal amount of the Bridge Loans shall be the linear interpolation between $596 million and $700 million based on the amount of such Subsequent Share Purchases.

Guarantees:	All obligations of the Borrower under the Bridge Facility (the “Borrower Obligations”) will be unconditionally guaranteed jointly and severally on a senior basis by each entity that guarantees the Revolving Facility.

Interest Rates:	Interest for the first three-month period commencing on the Closing Date shall be payable at the London interbank offered rate (“LIBOR”) for U.S. dollars (for interest periods of 1, 2, 3 or six months, as selected by the Borrower) plus 725 basis points (the “Initial Margin”). Interest for the three-month period commencing at the end of such initial three-month period shall be payable at prevailing LIBOR for the interest period selected by the Borrower plus the Initial Margin plus 50 basis points. Thereafter, interest shall increase by an additional 50 basis points at the beginning of each three-month period subsequent to such initial nine-month period for so long as the Bridge Loans are outstanding. The Bridge Loans shall have a LIBOR floor equal to 1.75% per annum.

[3]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet is attached.

Notwithstanding anything to the contrary set forth above, at no time, other than as provided in the second succeeding paragraph, shall the per annum yield on the Bridge Loans exceed (i) 12.00%, in the event the Closing Date shall occur on or prior to April 30, 2011, (ii) 12.50%, in the event that the Closing Date occurs after April 30, 2011 but on or prior to the date that is 180 days following the date of the Commitment Letter, and (iii) 13.00% , in the event that the Closing Date occurs after the date that is 180 days following the date of the Commitment Letter (the “Total Cap”).

Interest Payments:	Interest on the Bridge Loans will be payable in cash quarterly in arrears.

Default Rate:	The applicable interest rate plus 2.0% on overdue amounts.

Notwithstanding anything to the contrary set forth herein, in no event shall any cap or limit on the yield or interest rate payable with respect to the Bridge Loans, the Term Loans or the Exchange Notes affect the payment of any default rate of interest in respect of any Bridge Loans, Term Loans or Exchange Notes.

Maturity:	The Bridge Loans will mature on the first anniversary of the date of funding of the Bridge Loans (the “Maturity Date”). On the Maturity Date, any Bridge Loan that has not been previously repaid in full will be, subject to the absence of a bankruptcy or insolvency event of default, automatically converted into a senior unsecured term loan (each a “Term Loan”) due on the date that is five years after the date of funding of the Bridge Facility (the “Extended Maturity Date”). The date on which Bridge Loans are converted into Term Loans is referred to as the “Conversion Date”. At any time on or after the Conversion Date, at the option of the applicable Lender, the Term Loans may be exchanged in whole or in part for senior unsecured exchange notes (the “Exchange Notes”) having an equal principal amount; provided that no Exchange Notes shall be issued until the Borrower shall have received requests to issue at least $50 million in aggregate principal amount of Exchange Notes.

The Term Loans will be governed by the provisions of the Bridge Loans Documents (as defined below) and will have the same terms as the Bridge Loans except as expressly set forth on Annex I hereto. The Exchange Notes will be issued pursuant to an indenture that will have the terms set forth on Annex II hereto.

Mandatory Prepayment:	The Bridge Loans shall be prepaid at 100% of the outstanding principal amount thereof with, subject to certain agreed exceptions consistent with Sponsor Precedent but taking into account current similar transactions, (i) the net proceeds from the issuance of the Notes; (ii) the net proceeds from the issuance of any Refinancing Debt (to be defined) and (iii) the net proceeds from any non-ordinary course asset sales by the Borrower or any of its subsidiaries (excluding proceeds from any Required Sale), in each case subject to the right of the Borrower to reinvest such proceeds if such proceeds are reinvested (or committed to be reinvested) within 12 months (and if committed within 12 months, reinvested within 6 months thereafter). The Borrower will also be required to prepay the Bridge Loans following the occurrence of a Change of Control (to be defined in a manner consistent with Sponsor Precedent but taking into account current similar transactions) at 100% of the outstanding principal amount thereof.

Optional Prepayment:	The Bridge Loans may be prepaid, in whole or in part, at par plus accrued and unpaid interest upon not less than three days’ prior written notice, at the option of the Borrower at any time.

Right to Resell Bridge Loans:	Each Lender shall have the absolute and unconditional right to resell or assign the Bridge Loans or commitments held by it in compliance with applicable law to any third party at any time; provided that, for the six month period commencing on the Closing Date and so long as no event of default exists, the consent of the Borrower (not to be unreasonably withheld) shall be required with respect to any assignment that would result in the Agents collectively holding less than 50.1% of the aggregate outstanding principal amount of the Bridge Loans. The Administrative Agent shall receive a processing and recordation fee of $3,500 for each assignment.

The Lenders will be permitted to sell participations in loans and commitments without restriction. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments participated to such participants, (b) reductions of principal, interest or fees, (c) extensions of final maturity or the due date of any interest or fee payment, (d) releases of the guarantees of all or substantially all Guarantors and (e) changes in voting threshold. The definitive credit documentation will contain customary yank-a-bank provisions.

Representations and Warranties:	The definitive documentation relating to the Bridge Loans (the “Bridge Loans Documents”) will contain representations and warranties relating to the Borrower and its restricted subsidiaries usual and customary for financings of this kind consistent with Sponsor Precedent but taking into account current similar transactions and limited to the following: corporate status, authority, execution, delivery and enforceability, qualification and power, binding effect, ownership of property, no violation of law, charter documents or agreements, litigation, margin regulations, governmental approvals, Investment Company Act, accuracy of disclosure, financial statements and no material adverse change, taxes, ERISA, subsidiaries, intellectual property, environmental laws, and consolidated closing date solvency.

Covenants:	The Bridge Loans Documents will contain such affirmative and negative covenants as are usual and customary for bridge loan financings of this type and consistent with Sponsor Precedent but taking into account current similar transactions, it being understood and agreed that the covenants of the Bridge Loans (and the Term Loans and the Exchange Notes) will be incurrence-based covenants based on those contained in the preliminary offering memorandum or prospectus used to market the Notes prior to the Closing Date; prior to the Maturity Date, the covenants of the Bridge Loans will be more restrictive than those of the Term Loans and the Exchange Notes, as reasonably agreed by the Joint Lead Arrangers and the Borrower consistent with Sponsor Precedent but taking into account current similar transactions. The covenants applicable to the Bridge Loans, the Term Loans and the Exchange Notes will permit any Required Sales in the same manner as such sales will be permitted by the covenants applicable to the Revolving Facility.

Events of Default:	The Bridge Loans Documents will contain such events of default (including grace periods) as are usual and customary for bridge loan financings of this type and consistent with Sponsor Precedent but taking into account current similar transactions, consisting of nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross payment default at maturity and cross acceleration, in each case to material indebtedness; bankruptcy; material judgments; ERISA events; and actual or asserted invalidity of guarantees.

Voting:	Amendments and waivers of the definitive credit documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Bridge Facility, except that the consent of each Lender adversely affected thereby shall be required with respect to (a) increases in the commitment of such Lender, (b) reductions of principal, interest or fees, (c) extensions of final maturity or the due date of any interest or fee payment, (d) releases of the guarantees of all or substantially all Guarantors and (e) changes in voting thresholds.

Cost and Yield Protection:	Usual for facilities and transactions of this type and consistent with Sponsor Precedent but taking into account current similar transactions.

Expenses and Indemnification:	If the Closing Date occurs, all reasonable out-of-pocket expenses of the Joint Lead Arrangers and the Agents (without duplication) associated with the syndication of the Bridge Facility and with the preparation, execution and delivery, administration, waiver or modification and enforcement of the definitive documentation for the Bridge Facility (including the reasonable fees, disbursements and other charges of counsel) are to be paid by the Borrower. The Borrower will indemnify the

Joint Lead Arrangers, the Agents, and the Lenders and hold them harmless from and against all reasonable costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities of the Joint Lead Arrangers, the Agents and the Lenders arising out of or relating to any claim or any litigation or other proceeding (regardless of whether the Joint Lead Arrangers, the Agents or any Lender is a party thereto) that relates to the Transactions, including the financing contemplated hereby, the Acquisition or any transactions connected therewith; provided that none of the Joint Lead Arrangers, the Agents or any Lender will be indemnified for any cost, expense or liability to the extent it has resulted from the gross negligence, bad faith or willful misconduct of such person or any of the officers, directors, employees, agents or members of any of the foregoing or a material breach of the definitive documentation by such person (provided that the Agents and the Lenders shall remain indemnified in such cases acting in such capacities to the extent otherwise entitled to indemnification).

Governing Law:	New York.

Counsel to the Agenta and the Joint Lead Arrangers:	Shearman & Sterling LLP (together with appropriate local counsel).

ANNEX I to

EXHIBIT B

Term Loans

Maturity:	The Term Loans will mature on the date that is five years after the funding of the Bridge Loans.

Interest Rate:	The Term Loans will bear interest at an interest rate per annum (the “Term Loan Interest Rate”) equal to the sum of the Conversion Rate plus the Conversion Spread (each determined as set forth below); provided that the Term Loan Interest Rate for any such Term Loan shall not at any time exceed a rate equal to the Total Cap. Interest shall be payable on the last day of each fiscal quarter of the Borrower and on the maturity date of the Term Loans, in each case payable in arrears and computed on the basis of a 360 day year. Interest will be payable in cash.

The “Conversion Rate” means the per annum rate (other than any Default Rate if applicable at such time) in effect for the Bridge Loans on the date immediately prior to the Conversion Date.

The “Conversion Spread” will equal, with respect to any Term Loan, 0.50% during the three-month period commencing on the Conversion Date for such Term Loan and shall increase by 0.50% per annum at the beginning of each subsequent three-month period.

Guarantees:	Same as Bridge Loans.

Covenants, Defaults and Mandatory Prepayments:	Upon and after the Conversion Date, the covenants, mandatory prepayments and defaults which would be applicable to the Exchange Notes, if issued, will also be applicable to the Term Loans in lieu of the corresponding provisions of the Bridge Loans Documents.

Optional Prepayment:	The Term Loans may be prepaid, in whole or in part, at par, plus accrued and unpaid interest upon not less than three days’ prior written notice, at the option of the Borrower at any time.

Annex I to Exhibit B-1

ANNEX II to

EXHIBIT B

Exchange Notes

Issue:	The Exchange Notes will be issued under an Indenture capable of being qualified under the Trust Indenture Act of 1939, as amended.

Maturity:	The Exchange Notes will mature on the date that is five years after the date of funding of the Bridge Loans.

Interest Rate:	The Exchange Notes will bear interest payable semi-annually at a rate equal to the Term Loan Interest Rate (subject to the Total Cap applicable to the Term Loans); provided that any Lender that surrenders Term Loans in exchange for Exchange Notes may, if necessary for a bona fide sale at such time of the subject Exchange Notes to a non-affiliated third party, elect to have the interest rate fixed at the rate in effect on the date of such exchange. Interest will be payable in cash.

Guarantees:	Same as Bridge Loans.

Repurchase upon Change of Control:	The Borrower will be required to make an offer to repurchase the Exchange Notes following the occurrence of a Change of Control (to be defined consistent with Sponsor Precedent but taking into account current similar transactions) at a price in cash equal to 101% (or 100% in the case of Exchange Notes the interest rate for which has not been fixed in accordance with the terms hereof) of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

Optional Redemption:	If the interest rate on any Exchange Notes has been fixed as set forth above, then, except as set forth below, such Exchange Notes will be non callable until the third anniversary of the date of funding of the Bridge Loans. Thereafter, each such Exchange Note will be callable at par plus accrued interest plus a premium equal to one half of the coupon on such Exchange Note during the fourth year following the date of funding of the Bridge Loans and at the par plus accrued interest thereafter.

Prior to the third anniversary of the date of funding of the Bridge Loans, the Borrower may redeem such Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the third anniversary of such funding date plus 50 basis points.

Annex II to Exhibit B-1

Prior to the third anniversary of such funding date, the Borrower may redeem up to 35% of such Exchange Notes with proceeds from an equity issuance at a price equal to par plus the coupon on such Exchange Notes.

The optional redemption provisions will be otherwise consistent with high yield debt securities and consistent with Sponsor Precedent but taking into account current similar transactions.

Defeasance Provisions:	Customary for high yield debt securities and consistent with Sponsor Precedent but taking into account current similar transactions.

Modification:	Customary for high yield debt securities and consistent with Sponsor Precedent but taking into account current similar transactions.

Registration Rights:	The Borrower shall use commercially reasonable efforts to file, within 90 days after the first issuance of Exchange Notes (the date of such issuance, the “Issue Date”), and will use commercially reasonable efforts to cause to become effective, as soon thereafter as practicable, a shelf registration statement with respect to the Exchange Notes (such registration statement, a “Shelf Registration Statement”) which Shelf Registration Statement shall contain all financial statements required under the Securities Act of 1933, as amended. If a Shelf Registration Statement is filed, the Borrower will keep such Shelf Registration Statement effective and available (subject to customary exceptions) until it is no longer needed to permit unrestricted resales of the Exchange Notes; provided that in no event shall the Borrower be required to keep such Shelf Registration Statement effective and available for more than two years after the Issue Date. The Borrower shall cause the Shelf Registration Statement to be declared effective by the date (the “Effectiveness Date”) that is 240 days from the Issue Date. Any failure on the part of the Borrower to cause the Shelf Registration Statement to be declared effective in accordance with the preceding sentence is referred to as a “Registration Default”. In the event of a Registration Default with respect to any Exchange Note, the Borrower will pay liquidated damages in the form of increased interest of $0.05 per week per $1,000 principal amount of such Exchange Note to the holder of such Exchange Note, to the extent that such holder is unable

Annex II to Exhibit B-2

to freely transfer such Exchange Note, from and including the Effectiveness Date to but excluding the effective date of the Shelf Registration Statement with respect to such Exchange Note. On the 90th day after the Effectiveness Date with respect to any such Exchange Note, the liquidated damages shall increase by an additional $0.05 per week per $1,000 principal amount and, on each 90 day anniversary of the Effectiveness Date thereafter, shall increase by an additional $0.05 per week per $1,000 principal amount to a maximum increase in interest of $0.20 per week per $1,000 principal amount. The Borrower will also pay such liquidated damages to the holder of an Exchange Note for any period of time (subject to customary exceptions) following the effectiveness of the Shelf Registration Statement with respect to such Exchange Note that such Shelf Registration Statement is not available for sales thereunder. All accrued liquidated damages will be paid in arrears on each semi-annual interest payment date.

In lieu of a Shelf Registration Statement, the Borrower at its option may file a registration statement with respect to notes having terms identical to the Exchange Notes (the “Substitute Notes”) to effect a registered exchange offer (the “Exchange Registration Statement”) in which the Borrower offers to holders of Exchange Notes registered Substitute Notes in exchange for the Exchange Notes. In such case, if the Exchange Registration Statement has not been declared effective and an exchange offer for the Exchange Notes pursuant to the Exchange Registration Statement has not been consummated by the Effectiveness Date, the Borrower will pay liquidated damages in the form of increased interest for the same periods and at the same rates as described in the previous paragraph.

Covenants:	Customary for high yield debt securities and consistent with Sponsor Precedent but taking into account current similar transactions.

Events of Default:	Customary for high yield debt securities and consistent with Sponsor Precedent but taking into account current similar transactions.

Annex II to Exhibit B-3

EXHIBIT C

Project Pluto

Summary of Additional Conditions Precedent

Except as otherwise set forth below, the initial borrowing under the Credit Facilities shall be subject to the following additional conditions precedent:

1. The Acquisition shall have been consummated in accordance with the terms of the Purchase Agreement, without giving effect to any amendments, modifications or waivers thereto or consents thereunder that are materially adverse to the Lenders without the consent of the Joint Lead Arrangers.

2. The Joint Lead Arrangers shall have received (a) audited consolidated balance sheets of each of the Company and the Target and related statements of income, changes in equity and cash flows of each of the Company and the Target for the three most recently completed fiscal years ended at least 90 days before the Closing Date and (b) unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of each of the Company and the Target for each subsequent fiscal quarter after the most recent statements delivered pursuant to clause (a) above ended at least 45 days before the Closing Date (other than in respect of the quarter ended December 31, 2010).

3. The Joint Lead Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Company as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days (or 90 days in case such four-fiscal quarter period is the end of the Company’s fiscal year) prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income).

4. Subject to the Certain Funds Provisions, the Joint Lead Arrangers shall have received (1) customary legal opinions from counsel to the Company, (2) a customary solvency certificate from the chief financial officer of the Company (certifying that after giving effect to the Transactions, the Company and its subsidiaries on a consolidated basis, are solvent) and (3) other customary and reasonably satisfactory closing and corporate documents, organizational documents certified by public officials, resolutions, certificates and a notice of borrowing. The Lenders shall have received on or prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested reasonably prior to the Closing Date.

5. An equity contribution (which, to the extent comprised of other than common equity, shall not be redeemable for at least a year after the maturity of the Term Loans and Exchange Notes, does not require cash interest payments prior to the date that is at least one year after the maturity of the Term Loans and Exchange Notes, cannot be optionally redeemable for cash by the holders, and cannot include covenants the failure of which to be satisfied would cause the Company to have to redeem such equity for cash) shall have been made by the Sponsor or funds advised by its affiliated management companies in an amount that when combined with the proceeds of the Bridge Loans and/or the Notes, cash on the Company’s balance sheet and other sources of funding shall be sufficient to consummate the Acquisition and the Subsequent Share Purchases, but shall, in any event, not be less than $250 million.

C- 1

6. Payment of all fees due to the Commitment Parties required to be paid on the Closing Date from the proceeds of the funding under the Credit Facilities under the terms of Fee Letter.

7. The absence of any injunction or other form of temporary restraining order with respect to the Transactions or the Credit Facilities.

8. The Borrower shall have entered into an engagement letter (the “Engagement Letter”) with respect to debt securities offerings undertaken to finance the Acquisition and the Subsequent Share Purchases with investment banks and on terms and reasonably satisfactory to the Agents.

C- 2